Amendment to Distribution Agreement

The Distribution Agreement dated February 17, 1999 between The Catholic Funds, Inc. and Catholic Financial Services Corporation is amended to add The Catholic Money Market Fund. This fund carries no sales charge but has a distribution (12b-1) fee of 5 basis points.

All other provisions of the agreement remain in full force and effect.


Dated this _____ day of August, 1999


Catholic Financial Services Corporation


By________________________________title______________


The Catholic Funds, Inc.

By________________________________title______________